EXHIBIT 23







                               Consent of KPMG LLP



The Board of Directors
AMCOL International


We consent to incorporation by reference in the registration statements Nos. 33-34109, 33-55540, 33-73350 and 333-56017 on Form S-8 of AMCOL International
Corporation and subsidiaries of our report dated February 26, 1999, relating to the consolidated balance sheets of AMCOL International Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule which report appears in the December 31, 1998, annual report on Form 10-K of AMCOL International Corporation.


/s/ KPMG LLP


Chicago, Illinois
March 19, 1999